Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 18, 2009 (the “Effective Date”), entered into by and among Applied Solar, Inc., a Nevada corporation (“Borrower”), and The Quercus Trust (“Lender”), sets forth the agreement pursuant to which Borrower is borrowing funds from Lender, pledging its interest in, and granting a security interest and general Lien (as defined in Section 14.2 below) in and upon, the Collateral (as defined in Section 14.2 below) as security for satisfaction of any and all obligations of Borrower arising out of or related to that certain Secured Promissory Note made by Borrower in favor of Lender and dated as of the date hereof or arising out of or related to this Agreement  or any of the Loan Documents (the “Obligations”).

WHEREAS, Lender is the holder of a Series B Convertible Note payable by Borrower in the principal amount of $20,000,000 (the “Series B Convertible Note”), and

WHEREAS, Borrower seeks to borrow additional funds from Lender on a short term basis to be used as set forth in Section 1.1 below, and

WHEREAS, Borrower requires immediate funds to continue its operations and intends, within thirty (30) days from the date hereof, to file for protection under Chapter 11 of the U.S. Bankruptcy Code,

WHEREAS, Lender is willing to lend to Borrower $698,000 subject to the terms and conditions herein upon execution of this Agreement and a Secured Promissory Note, a copy of which is attached hereto as Exhibit “A” and made a part hereof (the “Note”),

WHEREAS, as consideration to induce the Lender to loan funds pursuant to this Agreement, Borrower executes this Agreement in favor of the Lender.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable, and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Loan. Subject to the terms and conditions of this Agreement and the Note (collectively, and together with any and all financing statements and any other agreements or instruments executed by Borrower at Lender’s request the “Loan Documents”), and subject to there being no Event of Default (as defined herein) under any of the Loan Documents, (or event which would, with the giving of notice or the passage of time, mature into an Event of Default), Lender agrees to lend to Borrower an amount not to exceed the principal sum of Six Hundred Ninety Eight Thousand  ($698,000) on the terms set forth in the Note and in this Agreement (the “Loan”).

1.1    Purpose and Use of Borrowing.  The proceeds from the Loan shall be used solely as follows:

(a) $297,558.18 shall be paid to Suntech America, Inc.; and

(b) the remaining funds will be used to pay the expenses associated with a bankruptcy proceeding and for working capital purposes.

Any amounts loaned hereunder shall be conclusively presumed to have been made to or for the benefit of Borrower when Lender believes in good faith that such requests and directions have been made by an authorized person.

2.    Grant of Liens.  As security for the due and punctual payment and performance in full of all obligations under this Agreement or the Note (whether at the stated maturity, by acceleration, or otherwise), Borrower hereby pledges, and grants to the Lender a continuing security interest in and a general Lien (as hereinafter defined) upon the Collateral and all additions, accessions, replacements, proceeds and  any permitted substitutions thereto, whether heretofore, now or hereafter received by or delivered or transferred to the Lender hereunder, and all proceeds of the foregoing.  To the extent that any provision set forth herein or in any Loan Document is in conflict with or would result in a breach of or default under that certain Loan and Security Agreement dated as of April 30, 2008, as amended, or the Secured Promissory Note dated of even date therewith (including all documents and instruments executed in connection therewith, and amendments thereto, the “April 2008 Loan Documents”), Lender hereby waives any such conflict, breach or default.

3.    Continuing Security Interest.

3.1    This Agreement creates an assignment, pledge, charge, continuing security interest in, and general Lien upon, the Collateral and shall (a) remain in full force and effect until all Obligations under the Note have been indefeasibly paid in full, (b) be binding upon Borrower and its successors, transferees, and assigns, and (c) inure, together with the rights and remedies of Lender hereunder, to the benefit of the Lender and its successors, transferees, and assigns.

3.2    Upon the indefeasible satisfaction in full of all Obligations due under the Loan Documents, the pledge, Lien, and security interest granted hereunder shall terminate and, all rights to the Collateral shall revert to Borrower.  Upon such termination, the Lender will execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination and the Lender shall deliver and transfer such Collateral to Borrower.

4.    Delivery and Perfection; Further Action.  Borrower hereby irrevocably authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral, and agrees itself to take all such other actions and to execute for its account and as an agent of Borrower and deliver and file or cause to be filed such other instruments, agreements or documents, as Lender may reasonably require in order to establish and maintain a perfected, valid, and continuing first priority security interest and Lien in the Collateral in accordance with this Agreement and the UCC and other applicable law including, without limitation, any intellectual property including trademarks and patents.

5.    Proceeds of Sale.  Nothing contained in this Agreement shall limit or restrict in any way Lender’s right to receive Proceeds (as defined in Section 14.2 below) of the Collateral in any form in accordance with the provisions of this Agreement.

6.    Representations and Warranties.  To induce Lender to enter into the Loan Documents and to agree to make the Loan described herein, Borrower represents and warrants, and seek to have Lender rely on the statements as set forth herein, that as of the date hereof (except as otherwise described or set forth in any of the Borrower’s filings with the Securities and Exchange Commission pursuant to the Exchange Act of 1934, as amended)(the “SEC Filings”):

6.1    Power and Authority.  Borrower and the person or persons executing this Agreement on behalf of Borrower and each of them has the power to take all actions contemplated hereby.  The Loan Documents when executed and delivered by Borrower will constitute the legal, valid and binding obligation of Borrower, and will be upon execution, be enforceable against Borrower in accordance with their respective terms.

6.2    No Violation.  The execution, delivery or performance of the obligations by Borrower and compliance by Borrower with the terms and provisions hereof and thereof, (a) do not contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to Borrower,  (b) do not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than as contemplated by the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or other agreement, contract or instrument to which Borrower is a party or by which Borrower or any of its properties or assets are bound or to which any Borrower may be subject and (c) do no violate any provision of Borrower’s organizational documents or other agreements or understandings, including but not limited to, the provisions of the Borrower’s articles of incorporation, by-laws, or any amendments thereto.

6.3    Governmental Approvals.  Except for (1) any filings with the Secretary of State or county clerk’s office or office of any Agency or Department of the Federal Government  in connection with the security interests covering any of the Collateral, and (2) any state or federal securities filings required by this transaction,  no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other act by (except as have been obtained or made), any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (a) the execution, delivery and performance by Borrower of the Loan Documents or (b) the legality, validity, binding effect or enforceability against Borrower of the Loan Documents.

6.4    Tax Returns and Payments.  Borrower has filed all tax returns required to be filed by it and has paid all income and franchise taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and by appropriate proceedings.  The amounts shown on those tax returns fairly present the tax position of the Borrower does not expect any material adjustments or any amounts shown on such tax returns.  Borrower has paid, or has provided adequate reserves for the payment of, all foreign, federal and state income and franchise taxes, all employer and employee withholding taxes and all appropriate withholding required under state or federal law, applicable for all prior fiscal years and for the current fiscal year to the date hereof.  As of the date hereof, no tax lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any tax, fee or other charge.

6.5    Compliance with Laws, etc.  Borrower is in compliance with all applicable statutes, laws, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its properties, except such noncompliance as would not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, assets or properties of Borrower.

6.6    Name; Location of Offices and Records.  Borrower has never conducted business under any names other than Applied Solar, Inc., Open Energy Corporation, Barnabus Enterprises Ltd and Barnabus Energy, Inc.  The chief executive offices and the chief place of business for Borrower and the office where Borrower keeps its books and records, are located at the addresses set forth in Section 14.3 hereof.

6.7    Borrower’s Organization.  Borrower is a corporation duly formed under the laws of the State of Nevada.

6.8    Subsidiaries.  Borrower has no Subsidiary and does not own any shares of capital stock or other securities of or equity interest in any other Person, other than Solar Communities I, LLC, and the other Subsidiaries described in the SEC Filings.

6.9    Collateral.  Borrower is and will be the sole legal and beneficial owners of all of the Collateral now owned or hereafter acquired free and clear of any Lien, security interest, assignment, option, or other charge or encumbrance, other than the Lien or security interest created by this Agreement in favor of Lender, any Permitted Liens and any Liens already held by Secured Party.

6.10   Borrower’s Authorization.  The Loan Documents have been duly and validly authorized by Borrower and executed and delivered by Borrower.

6.11   Indebtedness.  All financial statements of the Borrower and all related financial data set forth in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009 (the “Form 10-Q”)were true and correct in all material respects as of their respective dates and for the periods covered, and no material adverse change has occurred in the financial condition presented therein since the respective dates thereof.  Since the date of the latest balance sheet set forth in the Form 10-Q, the Borrower has incurred no indebtedness other than in the ordinary course of business.

7.    Covenants.  In consideration of the Loan described herein, Borrower covenants and agrees that, from the date of this Agreement until the indebtedness represented by the Note and all other amounts owed under the Loan Documents are paid in full in cash, Borrower shall comply with the following provisions:

7.1    No Disposition.  Borrower will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Collateral, nor will it create, incur, or permit to exist any Lien on or with respect to any of the Collateral, any interest therein, or any Proceeds thereof, other than in the ordinary course of business or any Permitted Lien.    Borrower covenants and agrees that it  will take all action necessary to remove any claims to, interest in, or Lien upon the Collateral and the security interest granted hereby, and shall defend the right, title and interest of Lender in and to the Collateral against claims and demands of all persons and entities at any time claiming the same or any interest therein.

7.2    Use of Proceeds.  All proceeds of the Loan will be used by Borrower exclusively as provided in Section 1.1 .

7.3    Bankruptcy Filing.  Borrower shall, within thirty (30) days of the Effective Date, file for protection pursuant to Title 11 of the U.S. Bankruptcy Code.

7.4    Taxes, Assessments and Liabilities.  Borrower shall pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith.

7.5    Good Standing.  Borrower shall remain in good standing under the laws of each jurisdiction where Borrower is duly qualified to conduct business.

7.6    Further Assurances.  Borrower shall provide Lender with such additional information or documentation as Lender may reasonably request from time to time.

7.7    Records and Information.  Borrower agrees to keep records concerning the Collateral.  Borrower agrees to promptly furnish to the Lender such information concerning Borrower, the Collateral, and any Account Debtor as the Lender may reasonably request

7.8    Incurrence of Indebtedness.  Borrower shall not, incur or guarantee or assume any indebtedness, other than the indebtedness evidenced by the Note and Permitted Indebtedness without the prior written consent of the Lender.

7.9    Restricted Payments.  Borrower shall not directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on such indebtedness, if at the time such payment is due or is otherwise made or after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

7.10   Restriction on Redemption and Cash Dividends.  Borrower shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Lender.

7.11   Additional Collateral Covenants.

(i)    Borrower will maintain and keep the Collateral in good condition, repair and working order, ordinary wear and tear excepted, and will not commit or permit any waste or unreasonable depreciation.  Borrower will not alter, remove, or demolish any Collateral without the Lender's prior written consent, except as may be required by law or in the ordinary course of business or with respect to Collateral which is worn out, obsolete or of inconsequential value.

(ii)    Borrower will comply in all material respects with all applicable laws and requirements of governmental authorities affecting the Collateral.

(iii)   The Lender may enter Borrower's chief executive office (and any other place where any of the Collateral is or may be located) at all reasonable times and upon reasonable notice to attend to the Lender's interests and to inspect the Collateral.

(iv)   Borrower will, at its own expense, procure and maintain policies of fire, extended coverage, providing coverage of the Collateral as is commercially reasonable for businesses such as that operated by Borrower.

(v)    If Borrower fails to make any payment, perform any obligation, or do any act set forth in or secured by the Note, the Lender, at its option, without releasing Borrower from the duty to make such payments, perform such obligations, or do such acts, then or in the future, may make such payment, perform such obligation or do such act in such manner and to such extent as the Lender may deem necessary to protect its interest in the Collateral.

(vi)   At least ten (10) days prior to the occurrence of any of the following events, Borrower shall deliver to Lender, at the address set forth in Section 14.3 hereof, notice of the following impending events: (i) a change in Borrower’s principal place of business or chief executive office; and (ii) a change in Borrower’s’ name, identity or corporate structure.

8.    Events of Default.  The occurrence of any of the following events or conditions shall constitute an event of default (each an “Event of Default”) under this Agreement:

8.1    Borrower's failure to pay to the Lender any amount of principal, interest or other amounts when and as due under the Note.

8.2    Borrower’s  default under the Note, under the Series B Convertible Note, or any of Borrower’s material contracts (as such term is construed in Item 601 of Regulation S-B under the Securities Act of 1933, as amended), unless such default of a material contract would not have a material adverse effect on the Borrower or the Borrower’s ability to fulfill its obligations under the Loan Documents.

8.3    Borrower’s use of  the Loan proceeds for any purpose except as expressly authorized under the Loan Documents.

8.4    Any representation or warranty made by Borrower herein or in any Loan Document or any statement or representation made in any certificate, report or opinion delivered in connection therewith shall prove to have been incorrect or misleading in any material respect when made or repeated and such failure continues unremedied for five (5) business days after notice of such failure is given to Borrower.

8.5    The Lender shall fail to have a valid and enforceable perfected Lien in any Collateral other than solely by reason of any action on the part of the Lender.

8.6    Any settlement, compromise, abandonment, or disposition by Borrower of the Collateral (other than in the ordinary course of business) without the prior written consent of Lender, provided such written consent is not unreasonably withheld by Lender.  The Lender hereby consents to the sale and assignment of the Borrower’s current corporate name “Applied Solar, Inc.” and its former trade name “Open Energy,” including any intellectual property rights associated therewith (provided that Borrower complies with the requirements of Section 7.10(vi).

8.7    Without the prior written consent of Lender, any act or omission of Borrower that in any way impairs or reduces the value of the Collateral or any action of Borrower with respect to the Collateral which interferes with Lender’s ability to realize on the Collateral or makes such realization more costly for Lender.

8.8    The failure or refusal by Borrower to perform, or the breach or violation of any of the terms, obligations, covenants, or warranties of this Agreement or the Note and that failure or refusal continues unremedied for five (5) business days after written notice of such failure or refusal is given to Borrower by Lender.

8.9    Borrower, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”) (A) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) or (B) makes a general assignment for the benefit of its creditors.

8.10   A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Borrower in an involuntary case, (B) appoints a Custodian of Borrower or (C) orders the liquidation of Borrower.

8.11   A final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against Borrower and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount, provided that the creditworthiness of any such party shall be determined by Lender in its reasonable judgment.

8.12    Any person or group other than Secured Party acquires beneficial ownership of 15% or more of the outstanding common stock of Borrower, as defined in Rule 13d of the Securities and Exchange Commission or any change in control in the management of the Company, including appointment of any Custodian.

8.13   The imposition of any Lien senior to any Liens held by Secured Party other than Permitted Liens.

9.    Remedies upon an Event of Default.  Upon the occurrence of, and during the continuance of, any Event of Default hereunder, Lender shall be entitled, at its option and without notice, in its discretion, to:

9.1    declare the Note immediately due and payable and add expenses, and fees (including, but not limited to reasonable attorneys’ fees) to unpaid principal and interest whereupon the unpaid principal and interest under the Note, together with fees thereon and other liabilities and obligations of Borrower accrued hereunder, shall become immediately due and payable, without presentment, demand, protest, notice of dishonor, or any other notice of any kind, all of which are expressly waived by Borrower, anything contained herein notwithstanding;

9.2    enforce collection of any of the Collateral by suit or any other lawful means available to the Lender, or demand, collect, or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

9.3    surrender, release, or exchange or otherwise modify the terms of all or any part of the Collateral, or compromise or extend or renew for any period any indebtedness thereunder or evidenced thereby;

9.4    assert all other rights and remedies of a Lender under the UCC and any similar statute or regulation (whether or not in effect in any applicable jurisdiction) and all other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase, or otherwise retain, liquidate, or dispose of all or any portion of the Collateral.  The Proceeds of any collection, liquidation, or other disposition of the Collateral shall be applied by the Lender first to the payment of all expenses (including, without limitation, all fees, taxes, reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with retaking, holding, collecting, or liquidating the Collateral.  The balance of such Proceeds, if any, shall, to the extent permitted by law, be applied to the payment of the Obligations in such order of application as determined by the Lender in its sole discretion to the extent such order of application is not inconsistent with applicable law.  If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to Borrower at its notice address ten (10) days prior to the date of such disposition shall constitute reasonable notice.  Without precluding any other methods of sale or other disposition, the sale or other disposition of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property.

10.   Rights Cumulative.  All rights, powers and remedies may be exercised at any time by Lender after the occurrence of any such Event of Default while said Event of Default continues.  The rights, powers, and remedies of the Lender under this Agreement shall be in addition to all rights, powers, and remedies given to the Lender by virtue of any statute or rule of law or any agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Lender’s security interest, Lien, and assignment in the Collateral.

11.   No Waiver.  No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under the UCC or any other applicable law shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under the UCC or any other applicable law preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on the Lender in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

12.   Waivers.  To the extent necessary to allow Lender to exercise any and all of its rights and remedies under the Loan Documents, Borrower hereby waives each of the following to the fullest extent allowed by law:

12.1    All statutes of limitations as a defense to any cause of action brought by Lender against Borrower hereunder.

12.2    Any defense to payment or performance by Borrower hereunder based upon the enforceability or invalidity of all or any part of the Obligations.

12.3    Any defense that arises from the modification, adjustment, renegotiation or forbearance of any of the Obligations of Borrower to Lender, even if Borrower’s exposure as a surety is materially affected thereby.

12.4   Any defense arising from any release of Borrower from any of its  Obligations to Lender.

12.5   Any right (whether now or hereafter existing) to require Lender, as a condition to the enforcement of the obligations hereunder, to:

(i)    accelerate the Obligations; or

(ii)   proceed against Borrower or compel performance by Borrower, or any other person or entity, in any manner, sequence, or fashion;

(iii)   Proceed against or exhaust any security held from Borrower or any other person or entity; or

(iv)   pursue any other remedy in Lender’s power whatsoever.

12.6    Presentment, demand, protest and notice of any kind, including without limitation notices of default and notice of presentment, demand, protest or acceptance, except for any notice expressly required in this Agreement;

12.7    Any defense based upon genuineness, validity, regularity or enforceability of the Loan Documents.

13.   Conditions to Close.  The obligation of Lender to make the Loan under this Agreement are subject to the satisfaction of each of the following conditions:

13.1    Loan Documents.  The Lender shall have received executed counterparts of all of the Loan Documents from Borrower, and no default which if any of the Loan Documents were executed and enforceable, would constitute an Event of Default hereunder shall exist.

13.2    Organizational Documents.  If requested by Lender, Borrower shall have provided to Lender a copy of Borrower’s by-laws and each amendment, if any, thereto.

13.3    Good Standing Certificates.  If requested by Lender, Borrower shall have provided certificates of good standing for Borrower from the Secretaries of State for each state where Borrower is organized and where Borrower conducts its principal operations, certifying that they are in good standing in such states (as of a date reasonably near the date of execution hereof).

13.4    Governmental Action.  No governmental action shall have been taken and no legal or arbitration actions shall have been filed which seeks to enjoin or restrain the extension of credit to Borrower hereunder or compliance by any of Borrower with the terms and conditions of the Loan Documents.

14.    Miscellaneous.

14.1    Amendment. This Agreement may not be amended or modified except by a writing signed by all of the parties hereto.

14.2    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings provided in the Note.  To the extent that any terms or concepts defined or used herein are defined or used in the UCC (as defined below), such terms or concepts shall be interpreted for purposes hereof in a manner that is consistent with such definition or use in the UCC.  The following terms shall have the meanings set forth below:

(i)    “Account Debtor” has the meaning given such term in Section 9102(a)(3) of the UCC.

(ii)    “Accounts” has the meaning given such term in Section 9102(a)(2) of the UCC and includes accounts receivables of the Borrower.

(iii)    “Collateral” shall mean all right, title, and interest of Borrower in and to all property of Borrower, together with all accessions, replacements substitutions and proceeds thereof, whether now owned or hereafter acquired and whether now existing or hereafter coming into existence, including without limitation:

(a)           all General Intangibles; including without limitation all patent, trademark and other interests in property including intellectual property

(b)           all Accounts;

(b)           all Inventory of Borrower reflected in the its financial records from time to time, to the extent the same qualify as “goods” under the Uniform Commercial Code of California (the “UCC”)

(c)           All money and deposit accounts, as those terms are defined in the UCC, and all proceeds thereof;  and

(d)           cash and non-cash Proceeds of any and all of the foregoing.

(iv)    “Event of Default” shall have the meaning specified in Section 8 of this Agreement.

(v)    “GAAP” means United States generally accepted accounting principles, consistently applied.

(vi)    “General Intangibles” shall mean and include all of the Borrower’s general intangibles (as such term is defined in the UCC) and all other general intangibles of the Borrower, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to the Borrower, all rights of indemnification and all other intangible property of every kind and nature.

(vii)    "Governmental Body" means any nation, state, county, city, town, borough, village, district or other jurisdiction; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); multinational organization or body; body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or official of any of the foregoing.

(viii)    “Inventory” means all inventory of the Borrower carried on the Borrower’s financial statements, to the extent the same qualify as “goods” under the UCC.

(ix)    “Lien” shall mean a pledge, assignment, lien, charge, mortgage, encumbrance, or other security interest obtained under this Agreement or under any other agreement or instrument with respect to any present or future assets, property, contract rights, or revenues in order to secure the payment of indebtedness of the party referred to in the context in which the term is used.

(x)    "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(xi)    “Permitted Indebtedness” means (A) indebtedness incurred by the Borrower that is made expressly subordinate in right of payment to the indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Lender and approved by the Lender in writing, and which indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the maturity date or later and (2) total interest and fees at a rate in excess of three percent (3%) over the greater of the interest rate and the rate for U.S. treasury notes with comparable maturity per annum; (B) indebtedness existing as of the date hereof ; (C) indebtedness issued in exchange for, or the net proceeds of which are used to extend, refund, renew, refinance, defease or replace Permitted Indebtedness; (D) indebtedness incurred in the ordinary course of business by the Borrower or its subsidiaries including, without limitation, trade payables, revolving credit card accounts and similar credit arrangements; (E) indebtedness of the Borrower or any subsidiary to financial institutions or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; and (F) indebtedness represented by this Note.

(xii)   Permitted Liens” means:

(a)           any Lien for taxes, assessments or governmental charges or claims not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)           any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent;

(c)           any Lien imposed by law or created by operation of law, including, without limitation, materialmen's mechanics', landlords’, carriers’, warehousemen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings;

(d)           Liens incurred or deposits and pledges made in connection with (1) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits or legislation, (2) the performance of letters of credits, bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (3) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(e)           Liens securing Borrower’s obligations under the Note; and

(f)           Liens created pursuant to the April 2008 Loan Documents.

(xiii)    “Proceeds” has the meaning given such term in Section 9102(a)(64) of the UCC.

(xiv)    “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by another Person or (ii) such other Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the Person.

14.3    Notices.  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in ccordance with the provisions hereof):

If to Borrower:

Applied Solar, Inc.
3560 Dunhill Street
San Diego, California 92101
Facsimile No.: (858) 909-4099

If to Lender:

The Quercus Trust
1835 Newport Blvd.
A109 -- PMB 467
Costa Mesa, CA 92627
Facsimile No.: (949) 631-2325

With a copy to:

Joseph Bartlett, Esq.
1900 Avenue of the Stars
19th Floor
Los Angeles, CA 90067
Facsimile No: (310) 388-1055

All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

14.4   Agents and Attorneys-in-Fact.  Lender may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected in good faith.

14.5   Severability of Provisions.  If any provision or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy or any law, then the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect.

14.6   Assignment; Binding Effect.  Borrower may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Lender, and any such assignment by a party without prior written approval of Lender will be deemed invalid and not binding on Lender.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.

14.7   Integration Clause.  This Agreement and the Note contain the entire agreement between the parties pertaining to the subject matter contained herein and supersede any and all prior and/or contemporaneous oral or written negotiations, agreements, representations, and understandings with regard to the substance of this Agreement and the Note.  The parties, and each of them, understand that this Agreement and the Note are made without reliance upon any inducement, statement, promise, or representation other than those contained therein.

14.8   Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.

14.9   Advice of Counsel.  Each of the parties acknowledges that they have either sought and received the advice of legal counsel or have been afforded an opportunity to seek the advice of counsel regarding this Agreement and the Note prior to their execution.  Neither this Agreement nor the Note, nor any provision hereof, shall be deemed prepared or drafted by one party or another, or its attorneys, and shall not be construed more strongly against any party.

14.10   Voluntary Execution of Agreement. This Agreement and the Note are executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.  Each party acknowledges that it: (i)  has read this Agreement and the Note; (ii)  has been represented in the preparation, negotiation, and execution of this Agreement and the Note by legal counsel of its own choice or that it has voluntarily declined to seek such counsel; (iii)  understands the terms and consequences of this Agreement and the Note; and (iv) is fully aware of the legal and binding effect of this Agreement and the Note.

14.11   Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

14.12   Costs; Expenses.  Except upon the occurrence of an Event of Default, the parties hereto shall each bear their own costs, attorneys’ fees and expenses, and other fees incurred in connection with this Agreement.

14.13   Counterparts.  This Agreement may be executed in one or more counterparts and may include multiple signature pages, all of which will be deemed to be one instrument.  Photocopies and facsimiles of original signature pages may be deemed as originals.

14.14   Construction.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Note of even date herewith.  Unless the context clearly indicates otherwise, the singular shall include the plural and the plural shall include the singular.  The masculine, feminine and neuter gender shall each include the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

BORROWER
APPLIED SOLAR, INC., a Nevada Corporation

	By:	/s/ David Field
	Name:	David Field
	Title :	President and Chief Executive Officer

LENDER:
THE QUERCUS TRUST

	By:	/s/ David Gelbaum
	Name:	David Gelbaum
	Title :	Trustee